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EXHIBIT 11 - CALCULATION OF EARNINGS PER SHARE
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                                                                THREE MONTHS ENDED          SIX MONTHS ENDED
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                  JUNE 25, 2000  JUNE 27, 1999  JUNE 25, 2000  JUNE 27, 1999
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
BASIC EARNINGS PER SHARE:

  Net Income                                                 $12,976        $12,334        $24,517        $23,716

  Weighted average shares outstanding                         25,276         30,166         26,063         30,066
                                                             -------        -------        -------        -------
  Basic earnings per share                                   $  0.51        $  0.41        $  0.94        $  0.79
                                                             =======        =======        =======        =======

DILUTED EARNINGS PER SHARE:

  Net Income                                                 $12,976        $12,334        $24,517        $23,716

  Weighted average shares outstanding                         25,276         30,166         26,063         30,066

  Dilutive effect of outstanding common stock options            266            899            260          1,016
                                                             -------        -------        -------        -------
  Diluted weighted average shares outstanding                 25,542         31,065         26,323         31,082
                                                             -------        -------        -------        -------
  Diluted earnings per share                                 $  0.51        $  0.40        $  0.93        $  0.76
                                                             =======        =======        =======        =======
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